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                                                                   EXHIBIT 99.11

THURSDAY DECEMBER 16, 8:15 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: CARRIZO OIL AND GAS, INC.

CARRIZO OIL & GAS, INC. ANNOUNCES
CLOSING OF FINANCING AND BUYBACK OF PREFERRED STOCK

HOUSTON. Dec. 16/PRNewswire/-- Carrizo Oil & Gas, Inc. (Nasdaq: CRZO - news) today announced the closing and funding of its previously announced $30 million Financing with an investor group led by Chase Capital Partners, and the completion of the previously announced buyback, from affiliates of Enron Corp., of all of the Company's 9% Series A Preferred Stock.

Pursuant to the Financing, the Company sold $22 million aggregate principal amount of 9% Senior Subordinated Notes due 2007, 3,636,364 shares of Common Stock at a price of $2.20 per share and issued new warrants to purchase up to an additional 2,760,189 shares of Carrizo's Common Stock at a price of $2.20 per share. The Company also completed the previously announced amendment of its bank facility.

The proceeds of the Financing were used to fund the $12 million buyback of the Preferred Stock and repay a total of approximately $5 million of the Company's senior debt, with the remaining proceeds being available primarily to fund the Company's ongoing exploration and development program.

In the Enron transaction, all of the Company's $34 million of preferred stock obligation to Enron was eliminated in exchange for the $12 million purchase price. In addition, 750,000 previously outstanding warrants held by Enron affiliates were eliminated while the exercise price of the remaining 250,000 warrants held by the Enron affiliates was reduced to $4.00 per share.

In connection with the Financing, Arnold Chavkin and Christopher Behrens joined Carrizo's Board of Directors. Both are General Partners of Chase Capital Partners and serve on the boards of several public and private companies, many of which are in the energy industry.
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The investor group, which originally included Chase Capital Partners, and the
Company's three outside directors, was expanded to include Mellon Ventures, L.P.

Carrizo Oil & Gas, Inc. is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proved onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the use of proceeds and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important facts that could cause actual results to differ materially from those in the forward-looking statements include the results of and dependence on exploratory drilling activities, operating risks, regulatory and environmental matters, capital requirements and availability, dependence on key personnel, oil and gas price levels, availability of drilling rigs, weather, land issues, matters outside the Company's control and other risks described in the Company's filings with the Securities and Exchange Commission.